                                                                    EXHIBIT 20.1

[LOGO]

                             CAMPBELL RESOURCES INC.
                      Suite 1910, 120 Adelaide Street West
                            Toronto, Ontario M5H 1T1

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

         NOTICE is hereby given that the Annual and Special Meeting of Shareholders of Campbell Resources Inc. (the "Corporation") will be held at the Toronto Board of Trade, Room "Ketchum", 3rd floor, Adelaide Street Entrance, 1 First Canadian Place, Toronto, Ontario on Friday, May 19th, 2000 at 10:00 A.M. (Eastern Daylight Saving Time) for the following purposes:

         1. to receive the Consolidated Financial Statements of the Corporation and Auditors' Report thereon for the fiscal year ended December 31, 1999;

         2.       to elect directors for the ensuing year;

         3. to consider and, if deemed advisable, to approve by special resolution, an amendment to the Corporation's articles of incorporation to consolidate all issued and outstanding Common Shares on the basis of one (1) new post-consolidation common share for every ten (10) pre-consolidation common shares or such lesser number of pre-consolidation common shares as the directors in their sole discretion may determine;

         4. to appoint auditors for the ensuing year and to authorize the Directors to fix their remuneration; and

         5. to transact such other business as may properly come before the Meeting or any adjournment or adjournments thereof.

         The Board of Directors of the Corporation has fixed the close of business on March 31, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting and any adjournment thereof.

         If you do not expect to be present at the Meeting, please sign, date and fill in the enclosed form of proxy and return it by mail in the enclosed addressed envelope. All instruments appointing proxies to be used at the Meeting must be deposited with the Secretary of the Corporation at the Corporation's office in Toronto, or at the office of the Corporation's transfer agent, Montreal Trust Company, in Toronto not later than 5:00 p.m. (Eastern Daylight Saving Time) on Wednesday, May 17, 2000. Shares represented by instruments appointing proxies that are not so deposited will not be voted at the Meeting.

                                   By Order of the Board of Directors



                                   Lorna D. MacGillivray
                                   Vice President, Secretary and General Counsel


Dated: March 23, 2000

                             CAMPBELL RESOURCES INC.

                                 PROXY CIRCULAR

                   ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS

         THIS PROXY CIRCULAR IS FURNISHED IN CONNECTION WITH THE SOLICITATION BY THE MANAGEMENT AND BOARD OF DIRECTORS OF CAMPBELL RESOURCES INC. (THE "CORPORATION" OR "CAMPBELL") OF PROXIES TO BE VOTED AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS (THE "MEETING") TO BE HELD ON MAY 19, 2000 AT THE TORONTO BOARD OF TRADE, ROOM "KETCHUM", 3RD FLOOR, ADELAIDE STREET ENTRANCE, 1 FIRST CANADIAN PLACE, TORONTO, ONTARIO. The record date for determination of shareholders entitled to receive notice of the Meeting is March 31, 2000. If a person has acquired ownership of shares since that date he may, in accordance with the provisions of the Canada Business Corporations Act (the "Act"), produce properly endorsed share certificates or otherwise establish that he owns such shares and demand, not later than the close of business on May 9, 2000, to be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee is entitled to vote his shares at the Meeting.

         EACH SHAREHOLDER HAS THE RIGHT TO APPOINT A PERSON, WHO NEED NOT BE A SHAREHOLDER, OTHER THAN THE PERSONS SPECIFIED IN THE ENCLOSED FORM OF PROXY TO ATTEND AND ACT FOR HIM AND ON HIS BEHALF AT THE MEETING. SUCH RIGHT MAY BE EXERCISED BY STRIKING OUT THE NAMES OF MANAGEMENT'S NOMINEES IN THE ENCLOSED FORM OF PROXY AND INSERTING THE NAME OF THE PERSON TO BE APPOINTED IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY, SIGNING THE FORM OF PROXY AND RETURNING IT IN THE REPLY ENVELOPE PROVIDED.

         Any person giving a proxy may revoke it by depositing an instrument in writing executed by him or by his attorney authorized in writing at the registered office of the Corporation at any time up to the close of business on the last business day preceding the Meeting or any adjournment thereof or with the Chairman at the Meeting or in any other manner permitted by law. ALL PROPERLY EXECUTED PROXIES, NOT THERETOFORE REVOKED, WILL BE VOTED ON ANY POLL TAKEN AT THE MEETING IN ACCORDANCE WITH THE INSTRUCTIONS CONTAINED THEREIN. IF NO INSTRUCTIONS ARE GIVEN WITH RESPECT TO ANY PARTICULAR MATTER, THE PROXY AUTHORIZES A VOTE IN FAVOUR OF SUCH MATTER AND IT WILL BY VOTED ACCORDINGLY. Proxies must be received by the Corporation not later than 5:00 p.m. (Eastern Daylight Saving Time) on Wednesday, May 17, 2000.

         All dollar amounts contained in this Proxy Circular are expressed in Canadian dollars unless specifically stated otherwise. As of March 23, 2000, the Noon Buying Rate in New York City for Canadian dollars was U.S.$0.6790.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

         As of March 23, 2000, the Corporation had outstanding 157,152,288 Common Shares entitled to be voted at the Meeting. Each Common Share is entitled to one vote.

         To the knowledge of the Corporation, as of March 23, 2000, the following is the only party who beneficially owned or exercised control or direction over more than 5% of the Common Shares of the Corporation:

Name and Address                   Number of Common Shares      Percentage of Class
----------------                   -----------------------      -------------------
David A. Rocker                          14,117,500 (1)                 9.0%
Rocker Partners, L.P.
Suite 1759, 45 Rockefeller Plaza
New York, New York 10111

1. Based on U.S. Securities and Exchange Commission Schedule 13G filing dated February 10, 2000. Includes: (i) 10,662,300 shares of Campbell Resources Inc. common stock owned by Rocker Partners, L.P., a New York limited partnership and (ii) 3,455,200 shares of Campbell Resources Inc. common stock owned by Compass Holdings, Ltd., a corporation organized under the International Business Companies Ordinance of the British Virgin Islands. David A. Rocker has sole voting and dispositive power over such 14,117,500 shares by virtue of his position as the sole managing partner of Rocker Partners, L.P. and, as president of Rocker Offshore Management Company, Inc. the investment adviser to Compass Holdings, Ltd.


                              ELECTION OF DIRECTORS
                        (ITEM NO. 2 OF NOTICE OF MEETING)

         Shareholders will be asked to elect nine directors to serve, subject to the Corporation's by-laws, until the next annual meeting of shareholders or until their respective successors have been duly elected or appointed. IT IS THE INTENTION OF THE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY TO VOTE AT THE MEETING FOR THE ELECTION AS DIRECTORS OF THE PERSONS NAMED BELOW. IF ANY SUCH NOMINEE SHOULD BE UNABLE TO SERVE, AN EVENT NOT CURRENTLY ANTICIPATED, PROXIES WILL BE VOTED FOR SUCH PERSON AS SHALL BE DESIGNATED BY THE BOARD OF DIRECTORS OF THE CORPORATION TO REPLACE SUCH NOMINEE.

         The following table sets forth certain information concerning the persons to be nominated for election as directors of the Corporation, including their beneficial ownership of Common Shares of the Corporation as of March 23, 2000. Unless otherwise indicated, each nominee holds sole voting and investment power over his shares.

                                                                                                           Number of
Name & Municipality of             Principal Occupation                            Director                Common           Percent
Residence                          and Business Experience                         Since          Age      Shares           of Class
---------                          -----------------------                         -----          ---      ------           --------
James D. Beatty                    Chief Executive Officer, Trinity                1983           55       2,500(1)             *
Toronto, Ontario                   Capital Corporation, Toronto,
                                   Ontario, investment company.

                                                                                                           Number of
Name & Municipality of             Principal Occupation                            Director                Common           Percent
Residence                          and Business Experience                         Since          Age      Shares           of Class
---------                          -----------------------                         -----          ---      ------           --------
Graham G. Clow                     Mining Engineer; President & Chief              1996           49       2,500(2)             *
North Vancouver, BC                Executive Officer, Manhattan
                                   Minerals Corp., Vancouver, BC; prior to June,
                                   1998, Senior Vice President, Operations,
                                   Breakwater Resources Ltd., President,
                                   CanZinco Ltd., Toronto, Ontario; prior to
                                   June, 1996, President, Granduc Mining
                                   Corporation; Toronto, Ontario, mining
                                   companies.

Roderick P. Douglas                Mining Engineer; Director of                    1994           74      10,000(3)             *
Vancouver, BC                      Ashton Mining of Canada Inc.,
                                   Vancouver, BC, mining company.

John O. Kachmar                    President and Chief Executive                   1992           63     190,000(4)             *
Toronto, Ontario                   Officer of the Corporation.

James C. McCartney Q.C.            Chairman of the Corporation;                    1993           62      75,000(5)             *
Toronto, Ontario                   National Chairman, McCarthy
                                   Tetrault, Barristers & Solicitors, Toronto,
                                   Ontario; Director of Algoma Steel Inc., Sault
                                   Ste Marie, Ontario, steel company.

Donald R. Murphy                   Consultant; prior to May, 1999,                 1987           56         nil(1)             -
Rouyn/Noranda, Quebec              President, Societe de developpement
                                   de la Baie James, Matagami,
                                   Quebec, government owned
                                   corporation; Director of MSV
                                   Resources Inc. and Maude Lake
                                   Exploration Limited, Montreal,
                                   Quebec; mining companies.

Francis S. O'Kelly                 Mining Engineer.                                1993           58       5,000(6)             *
Lima, Peru

G. E. "Kurt" Pralle                Mining and Metallurgical                        1993           65     100,000(6)             *
Ramsey, New Jersey                 Consultant.

James D. Raymond                   Private Investor and Director;                  1979           74      10,000(7)             *
Montreal, Quebec                   Director of Canadian 88 Energy
                                   Corporation and Prize Energy Inc., Calgary,
                                   Alberta, oil and gas companies; and Denbridge
                                   Capital Corporation, Toronto, Ontario,
                                   manufacturers-radar and electronics.

Notes:
(1)      Excludes 500,000 Common Shares subject to option.
(2)      Excludes 250,000 Common Shares subject to option.

(3)      Excludes 350,000 Common Shares subject to option.
(4)      Excludes 1,350,000 Common Shares subject to option.
(5)      Excludes 800,000 Common Shares subject to option.
(6)      Excludes 400,000 Common Shares subject to option.
(7)      Excludes 600,000 Common Shares subject to option.
 *       Less than 1% of the outstanding Common Shares.

         As of March 23, 2000, the directors and officers of the Corporation as a group beneficially owned 510,638 Common Shares representing approximately 0.3% of the outstanding Common Shares of the Corporation excluding 5,825,000 Common Shares subject to option. The information as to Common Shares beneficially owned or over which control or direction is exercised, not being within the knowledge of the Corporation, has been furnished by the respective directors and officers individually.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Executive Committee of the Board of Directors consists of three directors, Messrs. Kachmar, McCartney and Raymond and has substantially all of the powers of the Board of Directors, except those required by law to be exercised by the Board of Directors. The Audit Committee of the Board of Directors consists of three directors, Messrs. Beatty, Douglas and Murphy. The Audit Committee reviews the Corporation's financial statements and audit procedures and reports thereon to the Board of Directors. The Compensation Committee consists of three directors, Messrs. Beatty, McCartney and Pralle. The Compensation Committee considers and approves compensation, remuneration and incentive arrangements for officers and senior employees of Campbell. The Corporation does not have a nominating committee.

                              CORPORATE GOVERNANCE

         In December, 1994, The Toronto Stock Exchange (the "Exchange") Committee on corporate governance in Canada released a report (the "Report") containing guidelines for effective corporate governance for corporations listed on the Exchange. The Report has been adopted by the Exchange and corporations listed on the Exchange are required to disclose their corporate governance practices and to provide an explanation where those practices differ from the guidelines.

         The Corporation's Board of Directors (the "Board") is currently comprised of nine persons including seven directors who are not officers or employees of the Corporation and are unrelated to management. The Chairman and the President and Chief Executive Officer are the remaining members of the Board. As recommended by the Report, the positions of Chairman of the Board and Chief Executive Officer are separate. Accordingly, a majority of the Board is unrelated to management and is in a position to review and evaluate management's activities and to act independently of management.

         The Board is empowered by the Corporation's incorporating documents and by-laws to manage, or supervise the management of the affairs and business of the Corporation. The Board is not involved in the day-to-day activities of the Corporation. The Board performs its functions through quarterly and special meetings and has delegated certain of its responsibilities to those committees described above under "Committees of the Board of Directors".

         The Report recommends that committees of the Board be comprised of persons who are not officers or employees of the Corporation. The Audit and Compensation Committees are comprised of non-management persons. However, the Board has determined that due to the technical nature of the Corporation's business, its Executive Committee would be more effective by having the President and Chief Executive Officer on that Committee. The non-executive Chairman is also on the Executive Committee. Unless specifically directed by the Board, the Executive Committee may not approve capital expenditures or dispositions or borrowing other than in the ordinary course of carrying out the Corporation's business, in excess of $3,000,000. In practice, the Executive Committee does not give final approval to transactions but rather makes its recommendations to the full Board.

         The Board itself has assumed general responsibility for development and monitoring of corporate governance issues.

         The Board is actively involved in establishing corporate strategies and monitoring achievement thereof including optimization of performance of the Corporation's current operations and achieving growth through acquisitions. The Board monitors the performance of current mining operations through receipt of monthly reports, the holding of quarterly meetings and its review and approval of an annual financial forecast presented by management. Consideration and approval of an acquisition of mining properties or other companies is carried out by the full Board. Outside consultants and professionals are engaged and report to the Board as required.

         The Board has identified the principal risks associated with the Corporation's business. These risks and the steps taken to minimize such risks are reviewed on an ongoing basis at the regularly scheduled quarterly meetings of the Board.

         In 1990, the Board adopted an Environmental Policy, as recommended by the Mining Association of Canada, which is administered at each site by an environmental committee comprised of the President and Chief Executive Officer, the General Manager and the environmental officer of the site. The President and Chief Executive Officer reports to the Board on a quarterly basis which enables the Board to monitor the effectiveness of compliance with environmental policy.

         The Board also approves a Treasury and Investment Policy which governs investment of the Corporation's cash and foreign exchange and currency hedging. Compliance with this policy is reviewed by the Board and the Audit Committee on a quarterly basis.

         The Board has delegated responsibility for communication with the public and the Corporation's shareholders to its Vice President, Secretary and General Counsel and its Manager of Investor Relations. Procedures are in place to ensure timely dissemination of information about the Corporation. Any significant shareholder concerns which may be communicated to the above persons are communicated to the Board at its regularly scheduled quarterly meetings.

         The responsibility of monitoring the effectiveness of the Corporation's internal financial information systems has been delegated to the Vice President, Finance and Chief Financial Officer who reports to the Board and the Audit Committee on a quarterly basis. The Audit Committee meets each quarter and reviews and approves the Interim Report on Form 10Q and financial statements and Management's Discussion and Analysis contained therein prior to filing. In addition, the Audit Committee meets annually with the auditors of the Corporation to review the year-end financial statements. For a portion of that meeting, the Audit Committee meets with the auditors in the absence of management.

         The duty of monitoring the technical affairs of the Corporation falls to the President and Chief Executive Officer who is a member of the Board and of the environmental committees.

         A program for succession of management and training has not been adopted. Given the availability of trained mining industry personnel in Canada and the size of the Corporation, management personnel who are already trained are engaged as required to fill vacancies.

         The Corporation does not have a standing nominating committee for directors nor does it have an ongoing process for the training or evaluation of performance of directors, as recommended by the Report. The Corporation is a medium sized company which is still in a growth stage and accordingly, a variety of technical, legal and financial experience at the Board level is important. When it is determined that additional expertise is required on the Board, a number of candidates are considered and the full Board meets with a proposed nominee. The decision to nominate or appoint an additional director is taken by the Board as a whole.

         The performance of the management team is reviewed annually by the Compensation Committee in the context of the Corporation's success in meeting its objectives which are established as part of the review of the annual financial forecast. This Committee is comprised solely of non-management members being the Chairman and two independent directors. The philosophy of the Compensation Committee is stated below under "Report on Executive Compensation". In addition, the Compensation Committee periodically reviews the compensation paid to members of the Board and makes recommendations to the Board on compensation of directors.

                            COMPENSATION OF DIRECTORS

         All directors of the Corporation receive an annual director's fee of $6,000 and an attendance fee of $750 per meeting and out-of-pocket expenses relating to attendance at a board or committee meeting. The Corporation paid aggregate remuneration of $125,250 to the 9 incumbent directors in their capacities as such during the fiscal period ended December 31, 1999.

         In 1999, the Corporation purchased directors' and officers' liability insurance with a liability limit of $20,000,000 for which the Corporation paid an annual premium of $67,800. The policy provides for a deductible payable by the Corporation of $100,000 other than for claims brought in the United States in which case the deductible is $250,000.

         In 1999, Mr. Francis S. O'Kelly, a director of the Corporation, provided consulting services to the Corporation for an aggregate of US$1,500.

                  In 1999, the Corporation continued to engage the law firm McCarthy Tetrault of which James C. McCartney, Q. C., a director and chairman of the Corporation, is a senior partner to provide legal advice to the Corporation. An aggregate of $41,831 was paid to McCarthy Tetrault for legal services in 1999.

                          DIRECTORS' STOCK OPTION PLAN

         At December 31, 1999, options to acquire an aggregate of 3,900,000 Common Shares were outstanding under the Directors' Stock Option Plan. During 1999, options to acquire an aggregate of 550,000 common shares at $0.43 were granted, primarily to replace options to acquire 550,000 common shares which expired on August 10, 1999, in accordance with their terms. These options expire on August 10, 2004. No options were exercised by the Directors during 1999.

                             EXECUTIVE COMPENSATION

         The following table (presented in accordance with the regulation (the "Regulation") made under the Securities Act (Ontario)) sets forth all annual and long-term compensation for services in all capacities to the Corporation and its subsidiaries for the fiscal years ended December 31, 1999, 1998 and 1997 (to the extent required by the Regulation) in respect of the individuals who were at December 31, 1999, the Chief Executive Officer and the other most highly compensated individuals who were serving as executive officers of the Corporation and whose total salary and bonus exceeded $100,000 (the" Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

===================================================================================================================================
                                                 Annual Compensation                        Long-Term Compensation
                                      -------------------------------------  -------------------------------------
                                                                                      Awards              Payouts
                                                                             ---------------------------  --------
                                                                             Securities
                                                                             Under           Restricted
                                                                 Other       Options/        Shares or
                                                                Annual       SARs            Restricted     LTIP        All Other
Name and                              Salary      Bonus      Compensation    granted         Share Units   Payouts      Compensation
Principal Position            Year      ($)        ($)          ($)(2)       (#)             ($)             ($)        ($)
-----------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar               1999    285,000        --            --        200,000           Nil           Nil        15,750(3)
President & Chief             1998    285,000        --            --        600,000           Nil           Nil        17,250(3)
Executive Officer             1997    285,000    70,000(1)         --             --           Nil           Nil        18,000(3)
-----------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray         1999    130,000        --            --        100,000           Nil           Nil           Nil
Vice President, Secretary     1998    130,000    15,000            --        150,000           Nil           Nil           Nil
& General Counsel             1997    115,000    56,500            --             --           Nil           Nil           Nil
-----------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland               1999    130,000        --            --        150,000           Nil           Nil           Nil
Vice President, Finance       1998    130,000    15,000            --         75,000           Nil           Nil           Nil
& Chief Financial Officer     1997    115,000    56,500            --             --           Nil           Nil           Nil
===================================================================================================================================

Notes:
(1) Of the $70,000 bonus paid to Mr. Kachmar, $15,000 was paid in cash, and $27,500 was paid through the issuance of 50,000 Common Shares issued net of tax.

(2) Perquisites and other personal benefits for the Named Executive Officers did not exceed the lesser of $50,000 and 10% of total annual salary and bonus.

(3)      Represents director's fees.

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

====================================================================================================================================
                                                         % of Total                               Market Value of
                                                        Options/SARs                         Securities Underlying
                                 Securities Under        Granted to            Exercise           Options/SARs on
                                   Options/SARs          Employees           or Base Price        Date of Grant          Expiration
              Name                 Granted($)(1)       in Fiscal Year       ($/Security)(3)        ($/Security)             Date
------------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar                    200,000(1)(2)            38.1%                 .43                  .43               10/08/2004
President & CEO
------------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray              100,000(1)               19.0%                 .43                  .43               10/08/2004
Vice President, Secretary &
General Counsel
------------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland                    150,000(1)               28.6%                 .43                  .43               10/08/2004
Vice President, Finance &
Chief Financial Officer
====================================================================================================================================

Notes:
(1) These options were granted on August 10, 1999, are for a term of 5 years and are accompanied by SARs. The options are exercisable as to 25% immediately with 25% becoming exercisable cumulatively on each of the first, second and third anniversary date of the grant.

(2) Excludes options to acquire 100,000 Common Shares granted during 1999 under the Directors' Stock Option Plan which are also for a 5 year term and are fully exercisable at $0.43 per Common Share.

(3) The exercise price represents the average of the closing prices of the Corporation's Common Shares on The Toronto Stock Exchange during the five days prior to the date of grant.

         The following table (presented in accordance with the Regulation) sets forth information concerning the exercise of stock options and SAR's by Named Executive Officers in 1999 and the number and the unrealized value of exercisable and unexercisable stock options held by Named Executive Officers at December 31, 1999.

  AGGREGATED OPTION/SAR EXERCISES DURING THE MOST RECENTLY COMPLETED FINANCIAL
                  YEAR AND FINANCIAL YEAR-END OPTION/SAR VALUES

====================================================================================================================================
                                      Securities,      Aggregate            Unexercised
                                        Acquired         Value            Options/SARs at               Value of Unexercised in-
                                       on Exercise      Realized            FY-End (#)                the-Money Options/SARs at FY-
               Name                        (#)             ($)       Exercisable/Unexercisable    End ($) Exercisable/Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
John O. Kachmar                            Nil             Nil       1,000,000(1)/350,000                       NIL/NIL
President & CEO
------------------------------------------------------------------------------------------------------------------------------------
Lorna D. MacGillivray                      Nil             Nil       250,000/150,000                            NIL/NIL
Vice President, Secretary &
General Counsel
------------------------------------------------------------------------------------------------------------------------------------
Paul J. Ireland                            Nil             Nil       225,000/150,000                            NIL/NIL
Vice President, Finance & Chief
Financial Officer
====================================================================================================================================

Note:
(1) Includes options granted under the Directors' Stock Option Plan to acquire 100,000 Common Shares exercisable at $0.43 share, 200,000 Common Shares at $0.44 per share and 100,000 Common Shares at $1.48 per share.

                             EMPLOYEE INCENTIVE PLAN

         The Corporation maintains an Employee Incentive Plan consisting of the Share Purchase Plan, the Share Option Plan, the Share Bonus Plan and the Share Loan Plan. Directors who are not officers do not participate in the Employee Incentive Plan.

SHARE OPTION PLAN

         The Share Option Plan is intended to promote the interests of Campbell and its shareholders by making provisions for stock options as an additional incentive to attract, retain and motivate officers and salaried employees. Grants are made at the discretion of the Board of Directors or a committee of the board comprised of members, a majority of whom are not eligible to participate in the Plan (the "Compensation Committee"). The Board of Directors or the Compensation Committee may, in its discretion, determine which officers or employees will be granted options, the number of Common Shares to be the subject of each option, the purchase price of such shares and the duration of the options, which may not exceed five years. The Board of Directors or the Compensation Committee may also impose other terms and conditions respecting any option granted as it may consider appropriate or necessary.

         Freestanding "SARs" are not provided for under the Share Option Plan. The options may, at the discretion of the Board of Directors or the Compensation Committee, be accompanied by SARs which entitle the holder to elect to terminate his or her options, in whole or in part and, in lieu of receiving the Common Shares ("Option Shares") to which the terminated options relate, elect to receive that number of Common Shares, disregarding fractions, which have a total value equal to the product of the number of Option Shares times the difference between the fair value (at the date of such election) and the option price per share of the Option Shares, less any amount withheld on account of income taxes, which income taxes will be remitted on the employee's behalf by the Corporation. All currently outstanding options are accompanied by SARs.

         During 1999, options to purchase 450,000 Common Shares were granted under the Share Option Plan to Named Executive Officers and options to purchase 75,000 Common Shares were granted to employees who are not Named Executive Officers. These options were granted to replace options to acquire 525,000 Common Shares which expired on August 10, 1999, in accordance with their terms. These options are exercisable at $0.43 per share and are exercisable as to 25% immediately, with a further 25% becoming exercisable cumulatively on each of the first, second and third anniversary dates and are accompanied by SARs. All of the options were granted for a term of five years.

         As at December 31, 1999, a total of 2,825,000 Common Shares were issuable upon exercise of options under the Share Option Plan including 1,725,000 Common Shares issuable upon exercise of options held by the three Named Executive Officers. Such options are exercisable at exercise prices ranging from $0.43 to $1.48 per share. These options expire between August 15, 2001 and August 10, 2004.

SHARE PURCHASE PLAN

         The Share Purchase Plan is designed to encourage employees of Campbell to purchase Common Shares on a regular basis. Employees of Campbell who have been continuously employed by Campbell for at least one year, or less at the discretion of the Compensation Committee or the Board of Directors, are eligible each January 1 to participate in the Share Purchase Plan. Each eligible employee may contribute up to 5% of his or her basic salary to the Share Purchase Plan through monthly deductions. On a quarterly basis, Campbell will contribute an amount equal to 50% of the employee's contributions to such date and each participating employee will then be issued Common Shares having a value equal to the aggregate amounts contributed by such employee and Campbell. In 1999, 22,084 Common Shares were issued to Lorna D. MacGillivray in respect of which Campbell contributed $2,438 and 210,083 Common Shares were issued to employees who are not Named Executive Officers in respect of which Campbell contributed $24,524 pursuant to the Share Purchase Plan. Of these Common Shares, 82,920 were issued at June 30, 1999, 59,819 Common Shares were issued September 30, 1999 and, 89,428 Common Shares were issued December 31, 1999. The issue prices were $0.41, $0.44 and $0.23 respectively.

SHARE BONUS PLAN

         The Share Bonus Plan is intended to promote the interests of Campbell and its shareholders by permitting the Board of Directors or the Compensation Committee, in its discretion, to issue Campbell Common Shares to full-time salaried employees of Campbell as a bonus in recognition of services provided to Campbell by such employee. The issue of Common Shares to such employee may be subject to such terms and conditions as are determined by the Board of Directors or the Compensation Committee. During 1999, no Common Shares were issued pursuant to the Share Bonus Plan.

SHARE LOAN PLAN

         The Share Loan Plan is intended to provide an additional incentive to motivate full time officers who will make important contributions to the success of Campbell by assisting such persons to acquire shares of the Corporation. The Compensation Committee may in its discretion make loans to full time officers of the Corporation. Such loans shall be subject to such terms and conditions including rates of interest, if any, as the Compensation Committee may consider appropriate. During 1999, no loans were granted and no loans are outstanding under the Share Loan Plan.

                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

         No directors or officers of the Corporation are indebted to the Corporation.

                                  PENSION PLAN

         The Corporation has a defined benefit pension plan (the "Pension Plan") available on a voluntary basis to all employees of the Corporation and its subsidiaries other than those who are subject to the provisions of a collective agreement. The Pension Plan provides a pension equal to 2% of the average annual salary not including bonuses and other compensation during the three most highly paid years for each year of credited service subject to the maximum benefit limitation applicable to registered pension plans under the Income Tax Act (Canada). Benefits under the Pension Plan vest after two years. Early retirement is permitted after age 55, subject to reductions. The Pension Plan also provides that certain members may be designated as "Class A" non-contributory members. Head office and certain senior employees have been designated as "Class A" non-contributory members.

         The following table sets forth the benefits calculated under the Pension Plan at various salary levels and years of employment on the assumption such benefits become payable upon retirement at age sixty-five. Benefits under the Pension Plan are not reduced by social security or other offset amounts. The payment of such benefits is subject to the maximum benefit limitation applicable to registered pension plans under the Income Tax Act (Canada) which currently is $1,722 for each year of service.

                               PENSION PLAN TABLE

=====================================================================================================================
                                                            Years of Service
                  ---------------------------------------------------------------------------------------------------
Remuneration
                      15                    20                     25                    30                     35
---------------------------------------------------------------------------------------------------------------------
  125,000           37,500                 50,000                 62,500                75,000                87,500
  150,000           45,000                 60,000                 75,000                90,000               105,000
  175,000           52,500                 70,000                 87,500               105,000               122,500
  200,000           60,000                 80,000                100,000               120,000               140,000
  225,000           67,500                 90,000                112,500               135,000               157,500
  250,000           75,000                100,000                125,000               150,000               175,000
  300,000           90,000                120,000                120,000               180,000               210,000
  400,000          120,000                160,000                200,000               240,000               280,000
=====================================================================================================================

         Three Named Executive Officers participate in the Pension Plan. Mr. Kachmar had 9 years of credited services, Ms. MacGillivray had 6.4 years of credited service and Mr. Ireland had 3 years of credited service under the Pension Plan at December 31, 1999.

                              EMPLOYMENT CONTRACTS

         On December 1, 1994, the Corporation entered into an employment agreement with Mr. Kachmar as President and Chief Executive Officer. The agreement stipulates, among other things, a base salary of $285,000 per annum effective January 1, 1997 and provides that in the event that Mr. Kachmar's employment is terminated, he will be entitled to be paid up to thirty-six months' salary and benefits. In the event of a change of control, as defined, Mr. Kachmar will be entitled to resign within six months thereof and be paid thirty-six months' salary and benefits. The agreement also provides that in the event of resignation or termination, options held by Mr. Kachmar will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

         On December 1, 1994, the Corporation entered into an employment agreement with Ms. MacGillivray as Vice President, Secretary and General Counsel. The agreement stipulates among other things, a base salary of $130,000 per annum effective January 1, 1997 and provides that in the event that Ms. MacGillivray's employment is terminated, she will be entitled to be paid up to twenty-four months' salary and benefits. In the event of a change of control, as defined, Ms. MacGillivray will be entitled to resign within six months thereof and be paid twenty-four months' salary and benefits. The agreement also provides that in the event of resignation or termination, options held by Ms. MacGillivray will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

         On December 10, 1996, the Corporation entered into an employment agreement with Mr. Paul J. Ireland as Vice President, Finance and Chief Financial Officer. The agreement stipulates a base salary of $130,000 effective January 1, 1997 and provides that in the event that his employment is terminated, he will be entitled to be paid up to twenty-four months' salary and benefits. In the event of a change of control, as defined, Mr. Ireland will be entitled to resign within six months thereof and be paid twenty-four months' salary and benefits. The agreement also provides that in the event of resignation or termination, options held by Mr. Ireland will immediately become fully exercisable. Such options will expire ninety days after resignation or termination.

                    COMPOSITION OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors considers and approves compensation, remuneration and incentive arrangements for directors, officers and senior employees of the Corporation. The members of the Compensation Committee are James C. McCartney, Q.C. (Chairman), James D. Beatty and G. E. "Kurt" Pralle. Mr. McCartney is Chairman of the Corporation and he is also Chairman of the Compensation Committee. Mr. McCartney is a senior partner with the law firm McCarthy Tetrault which provides legal advice to the Corporation. Neither Mr. Beatty nor Mr. Pralle is, nor was, at any time, an officer or employee of the Corporation or any of its subsidiaries. In 1994, the Committee established an executive compensation philosophy and policy to be followed in its future consideration of executive compensation and incentive arrangements.

                  EXECUTIVE COMPENSATION PHILOSOPHY AND POLICY

         The Corporation's Executive Compensation Policy is primarily based on a pay for performance philosophy. The main objective of the policy is the alignment of all financial reward systems with shareholder interests. The compensation structure must also reflect the Corporation's current financial position and the scope of its operations. As a consequence, a heavy emphasis is placed on the long-term business objectives of creating wealth, decreasing risk by expanding operations, and providing returns to the Corporation's shareholders.

         The particular elements of the executive compensation program for senior executives of the Corporation, designed to encourage, compensate and reward employees on the basis of individual and corporate performance, may be summarized as follows:

         - BASE SALARy The program is designed to attract and retain executive officers by delivering a competitive rate of base pay. Market competitive rates will be determined by comparison with average compensation levels of comparable mining companies. It is believed that the average pay of these companies is a reasonable reference point from which to target and manage base pay, while recognizing the need for executive level experience and skills in the current phase which will further the Corporation's achievement of its growth objectives.

         - ANNUAL INCENTIVE COMPENSATIOn The Corporation currently does not offer a short-term variable pay or incentive plan but may in future implement an annual incentive plan. The Corporation's Employee Incentive Plan has a Share Bonus Plan component which may be used to provide annual incentive compensation. The use of this plan can combine both short and longer term incentives and, through increased share holding, would also align the interests of executive officers with those of the Corporation's shareholders. Grants of annual bonuses would be based on the employee's contribution towards the Corporation's success in meeting its goals.

         - STOCK OPTION PROGRAMS The Corporation strongly believes that by providing those persons who have substantial responsibility for the management and growth of the Corporation with an opportunity to acquire the Corporation's stock, the interests of shareholders and executives will be increasingly aligned. The number of stock options that will be granted to executive officers will be based on competitive practices of comparable mining companies and will reflect an emphasis on long-term performance awards. Options will generally become exercisable gradually over their term and will generally be for a five-year term.

                        REPORT ON EXECUTIVE COMPENSATION

         In July, 1999, the Compensation Committee considered the long term incentive arrangements of the Corporation. The level of outstanding and expiring stock options under the Employee Incentive Plan were reviewed. The Committee considered the recommendation of the Chief Executive Officer that only replacement stock options be granted. In approving the grant of options, the Committee took into account the number, terms and pricing of previously outstanding options. Consideration was also given to the employee's level of responsibility and potential contribution to the Corporation achieving its long-term goals.

         The Committee also considered and determined to replace expiring options to directors under the Directors' Stock Option Plan at its July meeting.

         Given the historical low gold prices, it was determined that base salary and annual incentive compensation of senior executives should not be reviewed.

         Base salaries including that of the Chief Executive Officer were maintained at existing levels and no annual incentive awards were awarded to reflect the difficult circumstances facing the Corporation at sustained lower gold prices. Cash compensation of executive officers was maintained in the lower half of the peer group levels.

March 23, 2000                               COMPENSATION COMMITTEE
                                             James D. Beatty
                                             James C. McCartney, Q.C.
                                             G. E. "Kurt" Pralle

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

         The chart below (as required by the Regulation) compares the yearly percentage change in the cumulative total shareholder return on the Corporation's Common Shares against the cumulative total shareholder return of The TSE 300 Stock Index and the TSE Gold and Precious Metals Index for the five fiscal year periods commencing December 31, 1994 and ending December 31, 1999.

      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN* BETWEEN CAMPBELL RESOURCES INC., THE TSE 300 INDEX AND TSE GOLD AND PRECIOUS METALS INDEX

                   RATIO TO          RATIO TO          RATIO TO
YEAR END         DEC. 31, 1990        #VALUE!               0
DECEMBER 31      CLOSING PRICE      CLOSING PRICE    CLOSING PRICE
-----------      -------------      -------------    -------------
1994             100.00             100.00             100.00
1995             171.43             109.43             114.53
1996             162.34             119.45             146.99
1997              68.83              67.90             169.01
1998              46.75              63.46             166.33
1999              29.87              52.68             219.08



*$100 INVESTED ON 12/31/94 IN STOCK OR INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.

             APPROVAL OF ARTICLES OF AMENDMENT - SHARE CONSOLIDATION
                        (ITEM NO. 3 OF NOTICE OF MEETING)

         The New York Stock Exchange has adopted certain changes to its criteria for continued listing, which provides for de-listing if the average closing price of the Corporation's listed security is less than US$1.00 over a consecutive 30 trading day period. A listed company is also subject to de-listing procedures if both its global market capitalization and its total stockholders' equity are under US$50,000,000.

         The Board of Directors view the New York Stock Exchange listing as a valuable asset of the Corporation providing excellent liquidity and upside potential to shareholders when there is an increase in the price of gold. Following discussions with financial advisors and significant shareholders, the directors have determined that a consolidation of outstanding shares, in order to retain the New York Stock Exchange listing, is in the best interests of its shareholders. Based on the low share price and the Corporation's healthy balance sheet and cash position, the Board of Directors believe that the postconsolidation share price should not decline as a result of the consolidation. In the event that the consolidation is not approved or the US$1.00 minimum share price is not achieved, while the Corporation's shares would continue to be listed on The Toronto Stock Exchange, the shares would trade in the United States only on the NASD pink sheets. Without a consolidation, an alternate listing would not be possible on either the American Stock Exchange or the Nasdaq SmallCap Market which have initial listing criteria requiring minimum stock prices of US$3.00 and US$4.00 respectively and continued listing criteria of US$1.00.

         Shareholders will be asked to pass a special resolution authorizing the Corporation to amend its Articles of Incorporation to consolidate all of the issued and outstanding Common Shares of the Corporation on the basis of one (1) new post-consolidation Common Share for every ten (10) preconsolidation Common Shares, or such lesser number of pre-consolidation Common Shares as the directors in their sole discretion may determine. TO THE EXTENT THAT THE DIRECTORS DETERMINE, BASED ON MARKET CONDITIONS AT THE TIME OF CONSOLIDATION, THAT THE MINIMUM SHARE PRICE REQUIREMENT OF THE NEW YORK STOCK EXCHANGE CAN BE ACHIEVED AND SUSTAINED THROUGH A CONSOLIDATION ON THE BASIS OF ONE (1) NEW POST-CONSOLIDATION COMMON SHARE FOR LESS THAN TEN (10) PRE-CONSOLIDATION COMMON SHARES, THE DIRECTORS WILL IMPLEMENT THE CONSOLIDATION ON SUCH LESSER BASIS. Fractional shares which result from the consolidation will not be issued since the administrative cost of issuing fractions or processing payment in lieu would far exceed the value of any fractions. Accordingly any fractional shares resulting from the consolidation will be cancelled without any repayment of capital or other compensation and the number of shares to be issued will be rounded down to the next lower whole number of shares.

While the Corporation's stockholder equity at December 31, 1999 was in excess of US$50,000,000, there can be no assurance that this will be sustained particularly if the price of gold were to drop again to recent historical lows. Similarly, there can be no assurance that the post-consolidation stock price will not decline. In either case, the Corporation may be subject to de-listing by the New York Stock Exchange.

A copy of the proposed special resolution is attached to this Proxy Circular as SCHEDULE "A". Management recommends that shareholders vote FOR the approval of this special resolution. In order to pass the resolution, at least two-thirds of the votes cast by holders of Common Shares, present in person or by proxy, must be voted in favour of the special resolution. If the special resolution is duly passed at the Meeting, management intends to file the Articles of Amendment with the Director under the Act to give effect to the changes described herein. The special resolution permits the directors to revoke the special resolution in whole or in part without further approval by the shareholders at any time prior to effecting the filing of the Articles of Amendment, if in their discretion, it is deemed desirable to do so.

If the special resolution amending the Articles of Incorporation does not receive the requisite approval, the Articles will remain unchanged.

UNLESS SUCH AUTHORIZATION IS WITHHELD, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE AT THE MEETING FOR THE APPROVAL OF THE AMENDMENT OF THE ARTICLES OF INCORPORATION TO PROVIDE FOR A CONSOLIDATION OF THE COMMON SHARES OF THE CORPORATION.

ISSUE OF NEW SHARE CERTIFICATES

Upon filing of the Articles of Amendment, the Common Shares of the Corporation will be consolidated into new Common Shares as set out above. In accordance with the rules of The Toronto Stock Exchange, a new CUSIP will be assigned and replacement share certificates will be issued. To obtain a new share certificate evidencing the Common Shares after the consolidation is effective, shareholders must tender the certificates evidencing pre-consolidation shares held by them. As soon as practicable after the filing of the Articles of Amendment effecting the consolidation, a letter of transmittal containing instructions with respect to the surrender of the share certificates will be sent to shareholders for use in exchanging their share certificates. Shareholders may obtain new share certificates by completing and returning the transmittal forms and share certificates, following announcement by the Corporation that the Articles of Amendment are effective.

The aggregate cost basis of the post-consolidation common shares will be the same as the aggregate cost basis of the pre-consolidation common shares.

                             APPOINTMENT OF AUDITORS
                        (ITEM NO. 4 OF NOTICE OF MEETING)

         UNLESS SUCH AUTHORIZATION IS WITHHELD, THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY INTEND TO VOTE AT THE MEETING FOR THE RE-APPOINTMENT OF KPMG LLP, CHARTERED ACCOUNTANTS, AS AUDITORS OF THE CORPORATION TO HOLD OFFICE UNTIL THE NEXT ANNUAL MEETING OF SHAREHOLDERS AND TO AUTHORIZE THE BOARD OF DIRECTORS TO FIX THEIR REMUNERATION. Representatives of KPMG LLP are expected to be present at the Meeting and will have the opportunity to make statements if they so desire and will be available to respond to appropriate questions.

                 OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

         Management does not know of any matters to be presented to the Meeting other than those specifically set forth in the Notice of Annual and Special Meeting of Shareholders. IF ANY OTHER MATTERS PROPERLY COME BEFORE THE MEETING AND ARE SUBMITTED TO A VOTE, ALL PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSONS NAMED THEREIN.

                            PROPOSALS BY SHAREHOLDERS

         Pursuant to the Act, resolutions intended to be presented by shareholders for action at the 2001 Annual Meeting must comply with the provisions of the Act and be deposited at the Corporation's head office not later than February 19, 2001 in order to be included in the Proxy Circular and form of proxy relating to such Meeting.

                             SOLICITATION OF PROXIES

         The Corporation will bear the cost of this proxy solicitation. The Corporation will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material to beneficial owners of Common Shares and requesting authority to execute proxies. In addition to the use of the mails, proxies may be solicited by telephone or facsimile and in person, by the directors, officers and regular employees of the Corporation, none of whom will receive any extra compensation therefor. In addition, the Corporation has retained D.F. King & Co. Inc. to assist in the solicitation of proxies for a fee of US$4,000 plus reimbursement of reasonable out- of-pocket expenses.

                                  MISCELLANEOUS

         The Corporation files with the United States Securities and Exchange Commission an annual report on Form 10-K containing certain information with respect to the Corporation and its business and properties, including financial statements and related schedules. A copy of this Form 10-K will be filed with Canadian securities commissions in lieu of an Annual Information Form. Upon the written request of any beneficial owner of the Corporation's Common Shares, the Corporation will mail to such owner, without charge, a copy of its Form 10-K for the fiscal year ended December 31, 1999. Requests for copies of the Form 10-K should be addressed to:

                           Manager, Investor Relations
                             Campbell Resources Inc.
                      120 Adelaide Street West, Suite 1910
                        Toronto, Ontario, Canada M5H 1T1

                              APPROVAL BY DIRECTORS

         The Board of Directors of the Corporation has approved the contents of this Proxy Circular and has approved its being sent to shareholders.

                                   By Order of the Board of Directors





                                   Lorna D. MacGillivray
                                   Vice President, Secretary and General Counsel

Dated:  March 23, 2000

                                  SCHEDULE "A"

                       SPECIAL RESOLUTION OF SHAREHOLDERS

                     AMENDMENT OF ARTICLES OF INCORPORATION



BE , AND IT HEREBY IS RESOLVED as a special resolution of the Corporation that:

1. the Articles of the Corporation be amended to consolidate all of the issued and outstanding Common Shares of the Corporation on the basis of one (1) new post-consolidation Common Share for every ten (10) pre-consolidation Common Shares, or such lesser number of preconsolidation Common Shares as the directors in their sole discretion may determine;

2. no fractional shares will be issued as a result of the share consolidation. A fractional share will be disregarded and cancelled without any repayment of capital or other compensation.

3. the Corporation be and is hereby authorized and directed to make application pursuant to the Act for a Certificate of Amendment under the Act to give effect to this special resolution;

4. the proper officers of the Corporation be and they are hereby authorized to take all such actions and execute and deliver all such documents, including without limitation, Articles of Amendment in the form prescribed by the Act, which are necessary or desirable for the implementation of this special resolution; and

5. notwithstanding the foregoing provisions, the directors of the Corporation be and they hereby are authorized to revoke this resolution without any further approval of the shareholders at any time prior to the issuance of a Certificate of Amendment under the Act giving effect hereto.

                                  FORM OF PROXY
                             CAMPBELL RESOURCES INC.

           THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT AND THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 19 , 2000.

         The undersigned shareholder of CAMPBELL RESOURCES INC. (the "Corporation") hereby nominates, constitutes and appoints James C. McCartney or, failing him, John O. Kachmar, or failing him, Lorna D. MacGillivray, or, instead of any of them __________________________________________ lawful attorney and proxy of the undersigned, with full power of substitution to vote in respect of all common shares held by the undersigned at the above noted meeting or any and all adjournments thereof in the following manner:

1. FOR [ ] WITHHOLD FROM VOTING [ ] in respect of the election of the directors.

2. FOR [ ] AGAINST [ ] WITHHOLD FROM VOTING [ ] in respect of approval, by special resolution, of an amendment to the Corporation's Articles of Incorporation to consolidate all issued and outstanding Common Shares on the basis of one (1) new post-consolidation common share for every ten (10) pre-consolidation common shares or such lesser number of pre-consolidation common shares as the directors in their sole discretion may determine;

3. FOR [ ] WITHHOLD FROM VOTING [ ] in respect of the appointment of KPMGLLP as auditors for the coming year and authorizing the directors to fix remuneration.

4. Upon such other matters (none known at the time of solicitation of this proxy) as may properly be brought before the Meeting or any and all adjournments thereof.

          The shares represented by this proxy will be voted as directed by the shareholder. IF NO DIRECTIONS ARE GIVEN, THE PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS, FOR THE APPROVAL, BY SPECIAL RESOLUTION, OF AN AMENDMENT TO THE CORPORATION'S ARTICLES OF INCORPORATION TO CONSOLIDATE ALL ISSUED AND OUTSTANDING COMMON SHARES ON THE BASIS OF ONE(1) NEW POST-CONSOLIDATION COMMON SHARE FOR EVERY TEN(10) PRE-CONSOLIDATION COMMON SHARES OR SUCH LESSER NUMBER OF PRE-CONSOLIDATION COMMON SHARES AS THE DIRECTORS IN THEIR SOLE DISCRETION MAY DETERMINE, AND FOR THE APPOINTMENT OF KPMGLLP AS AUDITORS. THE PROXY CONFERS DISCRETIONARY AUTHORITY WITH RESPECT TO AMENDMENTS OR VARIATIONS TO THE MATTERS IDENTIFIED IN THE NOTICE OF MEETING AND ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

          YOU HAVE THE RIGHT TO APPOINT ANY PERSON (WHO NEED NOT BE A SHAREHOLDER) TO ATTEND AND ACT ON YOUR BEHALF AT THE MEETING. IF YOU DESIRE TO EXERCISE SUCH RIGHT, STRIKE OUT THE NAMES OF THE BOARD'S NOMINEES AND INSERT THE NAME OF SUCH OTHER PERSON IN THE BLANK SPACE PROVIDED.

          The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Circular.

              Dated this               day of                     , 2000.


              ______________________________________________________
                               Signature of Holder

          This form of proxy must be dated and signed exactly as your name appears herein. When signing in a fiduciary or representative capacity, please give full title as such. In the case of joint shareholders, each must sign. Proxies from a corporation must be signed under corporate seal by an officer thereof, or by an attorney thereof duly authorized in writing.

          If this proxy is not dated in the space above, it will be deemed to bear the date on which it is mailed by management.



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